FingerMotion Reports FYE 2021 Financial Results

NEW YORK, NY June 2, 2021 (ACCESSWIRE) - FingerMotion, Inc. (OTCQX: FNGR) (the "Company" or "FingerMotion"), a mobile services and data company, is pleased to report its financial results for the fiscal year ended February 28, 2021. To review the full financial results, please view the Company's recent 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FYE 2021 Financial Summary (results expressed in US$ unless otherwise indicated):

  Reported record annual revenue of $16.68 million (includes SMS & MMS and Telecommunications Products & Services businesses), approximately a 82% increase from the fiscal year ended Feb. 29, 2020 (“FYE 2020”);
  Reported annual growth in SMS & MMS business revenue of $6.13 million or 84% compared to FYE 2020;
  Reported annual growth in Telecommunications Products & Services business revenue of $1.39 million or 76% compared to FYE 2020;
  Reported first revenues of $33,077 in Big Data business;
  Reported annual gross profit of $1.65 million which was an increase of $0.68 million or 71% compared to FYE 2020;
  Reported annual net loss from operations of $4.38 million compared to a net loss of $3.00 million for FYE 2020;
  Basic and diluted loss per share of $0.13 versus a loss per share of $0.12 for FYE 2020;
  At February 28, 2021, FingerMotion had a working capital surplus of $2.99 million and a positive shareholders’ equity of $2.11 million;
  At February 28, 2021, total assets were $7.34 million, total current liabilities were $4.11 million and total liabilities were $5.23 million; and
  38,903,494 common shares were issued and outstanding as of February 28, 2021.

Strong growth continued in both the Telecommunications Products & Services (mobile recharge platform) and the SMS & MMS texting service.

"The fourth quarter generated $5.43 million in revenue and represented the third consecutive quarter of record revenue. If the current trajectory continues, revenue may easily exceed US$21 million for the FYE 2022," stated Martin Shen, CEO of FingerMotion. "The Company recently announced that Top-up revenue could increase by as much as 1000% and that SMS revenue could increase by 20 – 30% in FYE 2022. This growth is expected to be fueled by an expansion of subscribers in new regions. These expansion zones are primarily attributable to strong relationships with the Company's telecommunications partners that value our platform’s reliability and customer loyalty programs. As the Company continues to capture more users on our platforms, the models become more sustainable.”

The Company recorded $0.55 million in research and development expenses which was up approximately 42% from FYE 2020. "The Company is rapidly evolving and we saw the first indication of revenue, albeit small, from the Big Data Insights division and from our new venture selling subscriptions and mobile phones," said Martin Shen. "We are a technology company and believe our future lies in the Big Data Insights division. By the end of calendar 2021, we expect multiple contracts relating to our Insuretech products.”

Gross profit increased by approximately 71% and G&A expenses increased by 59%. “We are constantly striving to optimize our resources,” said Martin Shen. “For the past two years we have been driving revenue and profitability at the same time. We have been able to steadily increase our margins by optimizing our product mix between Top-up and SMS. While our biggest challenge continues to be access to non-dilutive capital, we remain steadfast in our belief that we will reach profitability in the near future.”

The Company ended FYE 2021 with $2.11 million in positive shareholders’ equity. “For FingerMotion’s shareholders this is a big step forward because many senior exchanges require a certain amount of positive shareholders’ equity to qualify under listing standards,” said Martin Shen.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

718-269-3366

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "should," "estimate," "expect," "hope," "intend," "may," "plan," "project," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.